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                                                                     Exhibit 3.1

                                 BYLAW AMENDMENT

Subparagraph (c) under Section 5.02 of the Bylaws is replaced in its entirely with the following. Terms not defined herein will have the meanings ascribed to them in the Purchase Agreement:

(c)      Nomination of Directors by Holder of Preferred Stock.

         (1) Commencing on October 18, 2002 and continuing for such time as holders of the Corporation's Series A 6% Adjustable Convertible Voting Preferred Stock (the "Preferred Holders") continue to hold 333 shares of the Corporation's Series A 6% Adjustable Cumulative Convertible Voting Preferred Stock (the "Series A Preferred Stock"), the Preferred Holders shall have the right to:

               (i) nominate one (1) director of the Corporation, which person may be an employee of or affiliated with one or more of OrbiMed Associates LLC, PW Juniper Crossover Fund, L.L.C. or Caduceus Private Investments, LP; and

               (ii) approve the nomination of up to two (2) additional directors of the Corporation, which persons must be independent from each of the Preferred Holders, constitute "independent directors" within the meaning of the rules of the National Association of Securities Dealers, Inc. and have knowledge of the financial or healthcare industries (the "Independent Directors"), provided that the Preferred Holders collectively own at least 1,667 shares of Series A Preferred Stock; provided further, however that the Preferred Holders shall be entitled to approve the nomination of only one Independent Director if they collectively own less than 1,667 but more than 1,000 shares of Series A Preferred Stock. The nomination of each Independent Director by the Corporation shall be subject to the approval of the Preferred Holders, which approval shall not be unreasonably withheld.

         (2) Nominations for the election of directors under this Section 5.02(c) shall be valid only if the Preferred Holders making such determination
(a) are holders of record of Series A Preferred Stock on the date of the giving of the notice provided for in this Section 5.02(c)(2) and on the record date for the determination of shareholders entitled to vote at such meeting and (b) comply with the notice procedures set forth in this Section 5.02(c)(2).

         In addition to any other applicable requirements, for a nomination to be made by the Preferred Holders pursuant to this Section 5.02(c), the Preferred Holders must have given timely notice thereof in proper written form to the Secretary of the Corporation. To be timely, such notice to the Secretary must be delivered to or mailed and received at the principal executive offices of the Corporation (a) in the case of an annual meeting, not less than ninety (90) days prior to the anniversary date of the immediately preceding annual meeting of shareholders; provided, however, that in the event that the annual meeting is called for a date that is not within thirty (30) days before or after such anniversary date, notice by the Preferred Holders in order to be timely must be so received not later than the close of business on the tenth (10th) day following the day on which such notice of the date of the annual meeting was mailed or such public

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disclosure of the date of the annual meeting was made, whichever first occurs;
and (b) in the case of a special meeting of shareholders called for the purpose of electing directors, not later than the close of business on the tenth (10th) day following the day on which notice of the date of the special meeting was mailed or public disclosure of the date of the special meeting was made, whichever first occurs. Public disclosure shall include, but not be limited to, information contained in a document publicly filed by the Corporation with the Securities and Exchange Commission under Section 13, 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

         To be in proper written form, the Preferred Holders' notice to the Secretary must set forth:

(A) as to each person whom the Preferred Holders proposes to nominate for election as a director: (i) the name, age, business address and residence of the person, (ii) the principal occupation or employment of the person, (iii) the class or series and number of shares of capital stock of the Corporation which are owned beneficially or of record by the person, and (iv) any other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act, and the rules and regulations promulgated thereunder; and

(B) (i) the name and record address of each of the Preferred Holders making such nomination, (ii) the class or series and number of shares of capital stock of the Corporation which are owned beneficially or of record by such Preferred Holders, (iii) a description of all arrangements or understandings between such Preferred Holders and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by such Preferred Holders, and (iv) any other information relating to such Preferred Holders that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder.

         If the Chairman of the meeting determines that a nomination was not made in accordance with the foregoing procedures, the Chairman shall declare to the meeting that the nomination was defective and such defective nomination shall be disregarded.

This subparagraph (c) shall be void and of no further effect immediately, without any further action by the Board of Directors, upon the date on which the Preferred Holders collectively cease to own at least 333 shares of Series A Preferred Stock.